FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

            THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is made as of December 15, 1999, by and among Buyer (as defined in the Agreement) and the Shareholders (as defined in the Agreement).

                                    RECITALS

      A. Each of the parties hereto is a party to that certain Stock Purchase Agreement dated as of October 27, 1999 (the "Agreement").

      B. Each of the parties hereto desires to amend the Agreement as set forth herein, and desire that, except as set forth in this Amendment, the Agreement shall remain in full force and effect.

      NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement (without regard to this Amendment).

      2. Amendment. The Agreement is hereby amended as follows on and as of, and only upon, the date hereof:

            (a) Section 2.02(a)(i) is hereby amended to read in its entirety as follows:

      "(i) Two Million Dollars ($2,000,000) in cash, subject to adjustment as provided herein (the "Cash Payment") payable at Closing in accordance with
      Schedule 2.02(a)(i);"

            (b) Section 2.02(a)(ii) is hereby amended to read in its entirety as follows:

      "(ii) Two Million Six Hundred Thousand Dollars ($2,600,000) in cash payable within three (3) Business Days of the Closing Date in accordance with Schedule 2.02(a)(ii);"

            (c) Section 2.02(a)(iii) is hereby amended to read in its entirety as follows:

      "(iii) Two Million Eight Hundred Twenty-Two Thousand Nine Hundred Thirty-Eight Dollars ($2,822,938) in cash payable on March 10, 2000 in accordance with Schedule 2.02(a)(iii);"

            (d) Section 2.02(a)(iv) is hereby amended to read in its entirety as follows:

      "(iv) Seven Hundred Seventy Thousand ($770,000) payable upon the first anniversary of the Closing Date in accordance with Schedule 2.02(a)(iv);"

            (e) The following is hereby added as Section 2.02(a)(v) of the
Agreement:

      "(v) One Million Two Hundred Eighteen Thousand Dollars ($1,218,000) payable upon the second anniversary of the Closing Date in accordance with
      Schedule 2.02(a)(v);"

            (f) The following sentence is hereby added as Section 2.02(a)(vi) of the Agreement:

      "(vi) One Million Two Hundred Eighteen Thousand Dollars ($1,218,000) payable upon the third anniversary of the Closing Date in accordance with
      Schedule 2.02(a)(vi)."


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

            (g) The following sentence is hereby added as Section 2.02(a)(vii) of the Agreement:

      "(vii) One Million Seven Thousand Two Hundred Eighty-Nine Dollars ($1,007,289) payable on March 10, 2003 in accordance with Schedule 2.20(a)(vii)."

            (h) Section 2.02(b) is hereby amended to read in its entirety as follows:

      "(b) In the event that Buyer fails to pay the amounts due pursuant to
      Section 2.02(a)(iii), (iv), (v), (vi) or (vii) within fifteen (15) Business Days of the dates such cash payments are due Buyer shall deliver to Shareholders restricted Buyer Common Stock the fair market value of which is equal to the amount of cash Shareholders would have received pursuant to Section 2.02(a)(iii), (iv), (v), (vi) or (vii). The Fair Market Value of Buyer Common Stock shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date the applicable cash payment was to be paid pursuant to Section 2.02."

            (i) The following is hereby added as Section 2.02(c) of the
Agreement:

      "(c) In the event that Buyer fails to pay the amount due pursuant to
      Section 2.02(a)(iii) within fifteen (15) Business Days of the date such cash payment was due, Buyer may elect, in fulfillment of its obligation to Shareholders pursuant to Section 2.02(a)(iii), to pay the Shareholders the following amounts of cash pursuant to Schedule 2.02(a)(iii): (i) on or prior to September 10, 2000 Buyer shall pay the Shareholders Three Million One Hundred Five Thousand Two Hundred Thirty-One Dollars and Eighty Cents ($3,105,231.80), and (ii) on or prior to March 10, 2001 Buyer shall pay to Shareholders Three Million Three Hundred Eight-Seven Five Hundred Twenty-Five Dollars and Sixty Cents ($3,387,525.60). Buyer shall deliver to an escrow account (the "Escrow Account"), established by U.S. Bank Trust, N.A. (the "Escrow Agent") pursuant to an escrow agreement in accordance with the terms and conditions in this Section 2.02(c), restricted Buyer Common Stock (the "Escrow Shares") the fair market value of which is equal to Two Million Eight Hundred Twenty-Two Thousand Nine Hundred Thirty-Eight Dollars ($2,822,938). The Fair Market Value of the Buyer Common Stock shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date the applicable cash payment was to be paid pursuant to Section 2.02(a)(iii) hereof. The escrow agreement shall terminate on the earlier of (i) March 10, 2001, (ii) the date on which Buyer pays the Shareholders the amount of cash due pursuant to Section 2.02(a)(iii) hereof, or (iii) the date on which Buyer exercises the Call Option (as defined below). In the event that Buyer delivers to the Shareholders the amount of cash due pursuant to Section 2.02(a)(iii) or the Call Option (as defined below), the Escrow Shares shall be returned to Buyer. In the event that prior to March 10, 2001 Buyer does not pay the cash due pursuant to Section 2.02(a)(iii) or exercise the Call Option (as defined below), the Escrow Shares shall be delivered to the Shareholders. In the event that the Fair Market Value of the Escrow Shares on March 10, 2001 is less than Three Million Three Hundred Eighty-Seven Thousand Five Hundred Twenty-Five Dollars and Sixty Cents ($3,387,525.60), (the "Escrow Deficit"), Buyer shall deliver to the Shareholders additional shares of Buyer Common Stock the Fair Market Value of which is equal to the Escrow Deficit. Any securities, non-cash dividends or other property distributable in respect of the Escrow Shares shall be delivered to the Escrow Agent, who shall hold such securities, non-cash dividends or other property in the Escrow Account. Buyer shall have the right, but not the obligation, to redeem the Escrow Shares and any securities, non-cash dividends and other property placed in the Escrow Account (the "Call Option") as follows: (x) from March 10, 2000 to September 10, 2000, Buyer shall have the right, but not the obligation, to redeem the Escrow Shares and any securities, non-cash dividends and other property placed in the Escrow Account upon payment to the Shareholders of Three Million One Hundred Five Thousand Two Hundred Thirty-One Dollars and Eighty Cents ($3,105,231.80), and (y) from September 10, 2000 to March 10, 2001, Buyer shall have the right, but not the obligation, to redeem the Escrow Shares and any securities, non-cash dividends and other property placed in the Escrow Account upon payment to the Shareholders of Three Million Three Hundred Eighty-Seven Thousand Five


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

      Hundred Twenty-Five Dollars and Sixty Cents ($3,387,525.60). In the event the Fair Market Value of the Escrow Shares falls below eighty percent (80%) of the Fair Market Value of the Escrow Shares as of March 10, 2000, then the Shareholders shall deliver a notice to Buyer of such shortfall and Buyer shall deliver to the Escrow Agent additional shares of Buyer Common Stock within thirty (30) days of receipt of the Shareholders' notice so that the Fair Market Value of the Escrow Shares equals Two Million Eight Hundred Twenty-Two Thousand Nine Hundred Thirty-Eight ($2,822,938). The fees of the Escrow Agent shall be borne by Buyer."

            (j) Section 2.03(a) is hereby amended to read in its entirety as follows:

      "(a) Pre-Closing Calculation of Purchase Price. No less then ten (10) days prior to the Closing Date Shareholders shall deliver to Buyer (i) the unaudited balance sheet of the Company (the "Pre-Closing Balance Sheet") as of September 30, 1999 (the "Pre-Closing Date") and the related unaudited statements of income, shareholders' equity and cash flows for the fiscal period then ended, prepared in accordance with GAAP, and (ii) the Company's Job Analysis and Percentage Completion Schedule ("Completion Schedule") for the period ended on the Pre-Closing Date. Shareholders shall make available to Buyer any of the work papers, financial data and other information used in preparing the Pre-Closing Balance Sheet. The Cash Payment shall be reduced (but not increased) on a dollar-for-dollar basis to the extent that the shareholders' equity set forth in the Pre-Closing Balance Sheet is less than the shareholders' equity set forth in the June Balance Sheet. In the event that (i) the shareholders' equity set forth in the June Balance Sheet exceeds the shareholders' equity set forth in the Pre-Closing Balance Sheet by more than Five Hundred Thousand Dollars ($500,000) and (ii) Buyer does not elect to limit the total adjustment to the Purchase Price to Five Hundred Thousand Dollars ($500,000), then the Shareholders shall have the right, in their sole discretion, to terminate the Agreement without liability or penalty."

            (k) Section 2.03(b) is hereby deleted in its entirety.

            (l) Section 2.03(c) is hereby deleted in its entirety.

            (m) Section 2.03(d) is hereby amended to read in its entirety as follows:

      "(d) Indebtedness Adjustment. Within thirty (30) days after the Closing Date, Shareholders shall deliver to Buyer a schedule which sets forth the Company's actual Indebtedness as of the Closing Date, prepared in accordance with GAAP (the "Final Indebtedness Schedule"). To the extent the aggregate Indebtedness disclosed in the Final Indebtedness Schedule is greater than Three Hundred Thirty Thousand ($330,000) (the "Debt Increase Amount"), the Shareholders shall pay Buyer the amount of the Debt Increase Amount, if any, on or prior to March 10, 2000. To the extent the aggregate Indebtedness disclosed in the Final Indebtedness Schedule is less than Three Hundred Thirty Thousand ($330,000) (the "Debt Decrease Amount"), Buyer shall pay the Shareholders the amount of the Debt Decrease Amount, if any, on or prior to March 10, 2000."

            (n) Section 2.03(e) is hereby amended to read in its entirety as follows:

      "(e) Objection Notice. Within thirty (30) days after receipt of the Final Indebtedness Schedule, Buyer shall notify Shareholders in writing (an "Objection Notice") of any objection to the Final Indebtedness Schedule. If no Objection Notice is given within such thirty-day period, then the Final Indebtedness Schedule shall be final and binding on all parties. If an Objection Notice is delivered, Shareholders shall be permitted to take positions which are different from positions taken in the Final Indebtedness Schedule as submitted to Buyer, and Buyer agrees that Shareholders shall not be prejudiced by reason of such differences."

            (o) Section 2.03(f) is hereby amended to read in its entirety as follows:

      "(f) Dispute Resolution. In the event Buyer provides a timely Objection Notice, Buyer and Shareholders shall, for a period of five (5) days, use their best efforts to resolve any differences between the parties as to the determination of the Final Indebtedness Schedule. In the event Shareholders and Buyer are not, within the periods described above, able to resolve such differences, the determination of the Final Indebtedness Schedule shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Association"). If all of the parties to this Agreement are unable to agree on a single arbitrator, the arbitrator shall be a single arbitrator selected by the American Arbitration Association. Any arbitration proceedings hereunder shall be held in Los Angeles, California. Such arbitrator shall as promptly as practicable, but in no event later than ninety (90) days after receipt by Shareholders of the Objection Notice, make a determination of the Final Indebtedness Schedule. Such determination shall be final and binding on Buyer and Shareholders. The fees and expenses of the arbitrator shall be borne fifty percent (50%) by the Shareholders and fifty percent (50%) by the Buyer."

            (p) Section 2.05 shall be amended to read in its entirety as follows:

      "SECTION 2.05. Closing. Unless this Agreement shall have been terminated pursuant to Section 9.01 hereof, the closing of the purchase and sale of the Shares contemplated hereby (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Twenty-Third Floor, 555 South Flower Street, Los Angeles, California 90071, at 10:00 A.M. local time on or prior to December 15, 1999 as promptly as practicable upon satisfaction of the conditions appearing in Article VI hereof or at such other time and place as Buyer and Shareholders may mutually establish (such time and date being referred to herein as the "Closing Date")."

            (q) Section 2.06 is hereby deleted in its entirety.

            (r) Section 2.07 shall be amended to read in its entirety as follows:

      "SECTION 2.07 Actions Prior to and at the Closing.

            (a) At the Closing the Company and Shareholders shall deliver or cause to be delivered to Buyer:

                  (i) a certificate or certificates representing the Shares registered in the name of the Buyer; and

                  (ii) all of the documents, certificates and instruments required to be delivered to Buyer pursuant to Section 6.01.

            (b) At the Closing Buyer shall deliver or cause to be delivered to
Shareholders:

                  (i)   the Cash Payment; and

                  (ii) all of the documents, certificates and instruments required to be delivered to Shareholders pursuant to Section 6.02."

            (s) Section 3.04(c) is hereby amended to read in its entirety as follows:

      "(c) Schedule 3.04(c) contains true and complete copies of the Completion Schedule for each of the periods ending December 31, 1998, June 30, 1999, the Pre-Closing Date and the date hereof (the "Opening Completion Schedule"). Each Completion Schedule attached hereto and the Closing Completion Schedule is true, complete and correct in all respects and has been derived from the accounting records of the Company and represent only actual, bona fide transactions. The amount designated as the "balance of profit to recognized" on the Completion Schedule for the period ending on the Pre-Closing Date is equal to or greater than "the balance of profit to be recognized" on the Completion Schedules for each of the periods ending December 31, 1998 and June 30, 1999."

            (t) The following paragraph is hereby added as Section 3.04(e) of the Agreement:

      "(e) The amount of shareholders' equity of the Company, as determined as of the Pre-Closing Date, has not decreased from the amount of shareholders' equity in the Company as of the June Balance Sheet. "

            (u) Section 6.01(r) is hereby deleted in its entirety.

            (v) Section 6.01(s) is hereby deleted in its entirety.

            (w) The following paragraph is hereby added as Section 6.02(f) of the Agreement:

      "(f) Buyer and the Shareholders shall have entered into a Pledge Agreement substantially in the form attached as Annex M hereto."

            (x) Section 8.02(a) is hereby amended to read in its entirety as follows:

      "(a) the unaudited balanced sheet of the Company as of the Closing Date and the related unaudited statements of income, shareholders' equity and cash flows for the period then ended prepared in accordance with GAAP (the "Closing Financial Statements") and a Completion Schedule for the period ended on the Closing Date prepared consistently with all other Completion Schedules delivered to Buyer;"

            (y) Section 8.02(c) is hereby amended to read in its entirety as follows:

            "(c) a certificate executed by each Shareholder certifying that (i) the Company has no liabilities as of the Closing Date other than those liabilities recorded in the Closing Financial Statements; (ii) the method use to recognize profit of the Company in each of the Financial Statements and Closing Financial Statements is consistent; (iii) no customer deposits, whether collected or billed and receivable have been recorded as income in the Financial Statements or the Closing Financial Statements; (iii) income recognized on work in progress as of the dates of each of the Financial Statements and the Closing Financial Statements is not overstated as to the percentage of completion or income earned; (iv) income on "fee based jobs" is recognized in a consistent manner in all periods of each of the Financial Statements and the Closing Financial Statements and fees received but not yet earned are not reflected as earnings and are appropriately reflected as liabilities for unearned income in each of the Financial Statements and the Closing Financial Statements; (v) the estimated costs to complete all jobs of the Company in process are not understated and reflect the Company's best estimate of the total costs to complete all incomplete work of the Company; (vi) all deposits of the Company to vendors are appropriately accounted for as current assets; (vii) the shareholders' equity of the Company has not decreased since the Pre-Closing Date; and (viii) the amount designated as the "balance of profit to recognized" on the Completion Schedule for the period ending on the Closing Date is equal to or greater than "the balance of profit to be recognized" on the Completion Schedules for each of the periods ending December 31, 1998, June 30, 1999 and the Pre-Closing Date."

            (z) Section 8.12 is hereby amended to read in its entirety as follows:

      "SECTION 8.12 Buyer's Post-Closing Covenant. On or prior to March 10, 2000, Buyer shall obtain the release of Shareholders as guarantors under that certain Guaranty in favor of Merrill Lynch & Co., Inc. or Merrill Lynch Business Financial Services ("Merrill Lynch") or will pay all such Indebtedness of Shareholders to Merrill Lynch."

                  (aa) The following sentence is hereby added as Section 8.13 of the agreement:

      "SECTION 8.13. Repayment of Shareholder Debt. On or prior to the earlier of (i) March 10, 2001, (ii) the date that Buyer exercises the Call Option pursuant to Section 2.02(c), or (iii) Buyer pays Shareholders the amount of cash owed pursuant to Section 2.02(a)(ii), Howard and Mamer each shall have repaid all Indebtedness owed to the Company by each of Howard and Mamer."

                  (bb) Section 9.01(b) is hereby amended to read in its entirety as follows:

            "(b) by Shareholders, on the one hand, or by Buyer, on the other hand, by written notice to the other party or parties hereto if the Agreement shall not have been consummated on or before December 15, 1999 (or such later date as Buyer and Shareholders may agree), provided that in the case of a termination under this clause (b), the party or parties terminating this Agreement shall not then be in material breach of any of its or their obligations under this Agreement;

                  (cc) Section 10.02(d)(i) is hereby amended to read in its entirety as follows:

      "(i) First, from a reduction in the amount of the payment due and owing the Shareholders pursuant to Section 2.02(a)(vi), until the amount of such payment is exhausted;"

                  (dd) Section 10.02(d)(ii) is hereby amended to read in its entirety as follows:

      "(ii) Second, from a reduction in the amounts of payments due and owing the Shareholders pursuant to Sections 2.03(a)(ii), 2.03(a)(iii), 2.03(iv) and 2.03(v) up to Two Hundred Fifty Thousand Dollars ($250,000) per year; and"

                  (ee) Section 10.02(d)(iii) is hereby amended to read in its entirety as follows:

      "(iii) Third, upon the exhaustion of the amounts of payment due pursuant to Section 2.02(a)(vi) and after reducing the remaining payments due pursuant to Sections 2.03(a)(ii), 2.03(a)(iii), 2.03(iv) and 2.03(v) up to Two Hundred Fifty Thousand Dollars ($250,000) per year, any remaining Indemnifiable Claims under this Article X shall be recovered from the Shareholders directly."

      3. References. All references in the Agreement to "Agreement," "herein," "hereof," or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Agreement as amended by this Amendment.

      4. No Implied Amendments. Except as expressly provided herein, the Agreement is not being amended, supplemented, or otherwise modified, and the Agreement shall continue in force and effect in accordance with its terms.

      5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same agreement.

      6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.


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

         [SIGNATURE PAGE TO FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT]

            IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused this Amendment to be executed on its behalf by a representative duly authorized, as of the date first above written.


                                 INTERIORS, INC.

                                 By:
                                    -----------------------------
                                          Max Munn
                                          President

                                 -------------------------------
                                          Jerry Howard

                                 -------------------------------
                                          Dennis Darlington


                                 THE MAMER FAMILY TRUST
                                 DATED OCTOBER 1, 1997

                                 By:
                                    ----------------------------
                                          John Mamer
                                          Trustee